EXHIBIT 99.1

May 15, 2014

BY EMAIL

RenovaCare, Inc.

430 Park Avenue

Suite 702

New York, NY 10022

Attention: Thomas Bold, President & CEO

RE:	Registration Rights Agreement with Kalen Capital Corporation

Dear Mr. Bold,

Reference is hereby made to the Registration Rights Agreement entered into between Kalen Capital Corporation and RenovaCare, Inc. (the “Company”) dated as of November 26, 2013 (the “RR Agreement”). All capitalized but undefined terms used in this letter have the meaning ascribed to such term in the RR Agreement.

Pursuant to the terms of the RR Agreement, the Initial Filing Date for the Initial Registrable Securities is May 26, 2014. I am writing to inform you that as a courtesy to the Company I am extending the Initial Filing Date to September 15, 2014. Please be advised that this is a one-time waiver regarding the subject matter set forth herein and should not be construed as a waiver as to any other matter.

Should you have any questions please don’t hesitate to contact me at your earliest convenience.

Best wishes,

/s/ Harmel S. Rayat

Harmel S. Rayat

President, Kalen Capital Corporation